Filed Pursuant to Rule 433
Registration Statement No. 333-136681
January 24, 2008 REVISED
Issuer: International Lease Finance Corporation
Issue of Securities: Medium Term Notes
Principal Amount: $325,000,000
Coupon: 4.950%
Interest Payment Dates: Semi-annually every Feb 1 and Aug 1, commencing Aug 1, 2008
Maturity: February 1, 2011
Initial Price to Public: 99.716
Underwriters Discount: 0.150%
Proceeds before expenses: $323,589,500
Optional Redemption: N/A
Minimum Denomination: $1,000 and integral multiples of $1,000 Settlement Date: January 29, 2008
CUSIP: 45974VB64
Underwriters: Lehman Brothers Inc.(45%) Morgan Stanley & Co. Incorporated (45%) SG Americas Securities, LLC (10%)
The issuer has filed a registration statement (including a prospectus)with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the documents incorporated by reference therein and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Lehman Brothers Inc. toll free at 1-888-603-5847 or Morgan Stanley & Co. Incorporated toll free at 1-866-718-1649.